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                                                                     EXHIBIT 99

FOR IMMEDIATE RELEASE                       Contact: Donald J. Radkoski or
August 11, 2004                                      Mary Cusick (614) 491-2225



          BOB EVANS FARMS ANNOUNCES FIRST QUARTER FINANCIAL RESULTS AND
                       REVISES FISCAL YEAR 2005 GUIDANCE

         COLUMBUS, Ohio -- Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced financial results for the fiscal first quarter ended July 30, 2004.

         Operating results of the 81 Mimi's Cafe restaurants acquired during the quarter are included in the company's consolidated financial statements beginning with July 8, 2004. Total net sales for the first quarter were $320.6 million, a 9 percent increase from $295.5 million in the corresponding period last year. Net income was $14.2 million, or $0.40 per share on a diluted basis, compared with $19.2 million, or $0.55 per share, a year ago. The decline in net income was attributable to lower same-store sales and operating margins at Bob Evans Restaurants and increased raw material costs in the company's food products segment.

         Same-store sales for the quarter decreased 3.1 percent at Bob Evans Restaurants. Average menu prices were up 2.4 percent from a year ago. At Mimi's Cafe, same-store sales for the portion of the quarter it was consolidated increased 3.3 percent, and Mimi's average menu prices were up 3.7 percent. The restaurant segment's total reported sales for the quarter rose 9 percent; however, operating income was down 14 percent, reflecting increased expense ratios as a result of Bob Evans' soft same-store sales.

         Increased pre-opening expenses contributed to the restaurant segment's lower operating margin for the quarter. The company opened 11 new Bob Evans Restaurants during the quarter, compared with three in last year's first quarter. As a result, pre-opening expenses were approximately $900,000 higher than a year ago. Plans continue to call for approximately 40 new Bob Evans Restaurants to open during fiscal 2005. In addition, 12 Mimi's Cafes are expected to open over the balance of the fiscal year.

         Chairman of the Board and Chief Executive Officer Stewart K. Owens commented, "Our first-quarter performance came in at the low end of our quarterly guidance, and we obviously are not pleased with these results. Our consumer research suggests that the weakness in Bob Evans' sales reflects a combination of external factors, including the continued economic difficulties in our core Midwestern markets and this year's sharp increase in gasoline prices, as well as increasingly competitive market conditions throughout the restaurant industry. We are in the process of making a number of changes in our marketing and new product strategies."

         In the food products segment, results again were affected by increased hog costs in the company's sausage business. Hog costs during the first quarter averaged $52.00 per hundredweight, compared with $36.00 a year ago. Pounds sold from comparable products (principally sausage and refrigerated potatoes) increased 1 percent. While total sales for the quarter were up 6 percent, the segment reported an operating loss of $833,000, compared with operating income of $2.7 million in last year's first quarter.
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         Owens said, "Hog costs during the quarter were significantly above our expectations, and remain very high by historical standards. We continue to expect some relief later in the fiscal year, but have sharply reduced our margin assumptions for the food products segment in fiscal 2005. As a result, we are lowering our consolidated earnings guidance range for fiscal 2005 to between $1.60 and $1.70 per share on a diluted basis. This new range does not reflect a significant change in our outlook for the restaurant segment. However, it is still based on the assumption that Bob Evans Restaurants' same-store sales will gradually improve as we implement changes in our marketing programs.

         "Strategically," Owens concluded, "the highlight of the quarter clearly was the Mimi's Cafe acquisition. This transaction gives us a meaningful presence in the casual segment of the restaurant industry for the first time. With its geographic and demographic profile, Mimi's neatly complements our existing businesses in several ways. We believe Mimi's represents an attractive growth vehicle that will enable the company to grow at a faster overall rate in the years ahead."

         During July, the company completed a private placement of $190 million in unsecured senior notes. With maturities ranging from three to 12 years, the notes carry a weighted average interest rate of approximately 4.9 percent. Most of the proceeds from the private placement were used to repay a credit facility related to the Mimi's acquisition. Including the new notes, the company's total debt as of July 30, 2004, was $249.6 million, compared with stockholders' equity of $640.9 million.

         On Aug. 10, 2004, the Bob Evans Farms, Inc. board of directors declared a quarterly cash dividend of 12 cents ($0.12) per share on the company's outstanding common stock. The dividend is payable Sept. 1, 2004, to stockholders of record at the close of business on Aug. 20, 2004.

         Bob Evans Farms, Inc. owns and operates 568 full-service, family restaurants in 21 states. Bob Evans Restaurants are primarily located in the Midwest, mid-Atlantic and Southeast regions of the United States, while Owens Restaurants operate in Texas. In addition, the company operates 81 Mimi's Cafe casual restaurants located in 10 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company's Web site at www.bobevans.com.


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                   CONSOLIDATED FINANCIAL RESULTS (UNAUDITED)
                       (Thousands, except per share data)

                                            Three Months Ended
                                       -------------------------------
                                        July 30,             July 25,
                                         2004                  2003
                                       ---------             ---------
Net Sales
  Restaurant Segment                   $ 269,615             $ 247,548
  Food Products Segment                   51,000                47,924
                                       ---------             ---------
    Total                              $ 320,615             $ 295,472

Operating Income
  Restaurant Segment                   $  23,917             $  27,777

  Food Products Segment                     (833)                2,651
                                       ---------             ---------
    Total                              $  23,084             $  30,428

Net Interest Expense                   $     876             $     496

Income Before Income Taxes             $  22,208             $  29,932

Provisions for Income Taxes            $   7,972             $  10,686

Net Income                             $  14,236             $  19,246

Earnings Per Share
  Basic                                $    0.40             $    0.56
  Diluted                              $    0.40             $    0.55

Average Shares Outstanding
  Basic                                   35,260                34,572
  Diluted                                 35,671                35,185



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         SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM
ACT OF 1995 The statements contained in this report which are not historical fact are "forward-looking statements" that involve various important assumptions, risks, uncertainties and other factors which could cause the company's actual results for fiscal 2005 and beyond to differ materially from those expressed in such forward-looking statements. These important factors include, without limitation, changes in hog costs, the possibility of severe weather conditions where the company operates its restaurants, the availability and cost of acceptable new restaurant sites, shortages of restaurant labor, acceptance of the company's restaurant concepts into new geographic areas as well as other risks previously disclosed in the company's securities filings and press releases.

                                      -30-

      COMPANY EXECUTIVES WILL DISCUSS THE RESULTS DURING A CONFERENCE CALL THURSDAY, AUG. 12, 2004, AT 10 A.M. ET. TO LISTEN, CALL (800) 253-6872 (TOLL
      FREE) OR LOG-IN TO THE WEBCAST AT WWW.BOBEVANS.COM AND THEN CLICK ON "INVESTORS." THE CALL WILL BE AVAILABLE FOR REPLAY FOR 48 HOURS, BEGINNING
  THURSDAY, AUG. 12, 2004, IMMEDIATELY FOLLOWING THE CALL BY CALLING TOLL FREE
 (877) 519-4471, PIN CODE 5036290. THE WEBCAST VERSION WILL ALSO BE ARCHIVED ON
                            THE COMPANY'S WEB SITE.